Exhibit 99

CDW Reports Full Year and Fourth Quarter Results for 2012

Achieves Record Annual and Fourth Quarter Net Sales, Gross Profit and Adjusted EBITDA

Full year 2012 highlights:

  Net sales of $10.1 billion, up 5.5 percent year-over-year
  Gross profit of $1.67 billion, up 5.4 percent year-over-year
  Adjusted EBITDA of $766.6 million, up 6.9 percent year-over-year

Fourth quarter 2012 highlights:

  Net sales of $2.6 billion, up 4.9 percent year-over-year
  Gross profit of $425.4 million, up 3.2 percent year-over-year
  Adjusted EBITDA of $195.0 million, up 12.0 percent year-over-year

VERNON HILLS, Ill.--(BUSINESS WIRE)--February 13, 2013--CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced fourth quarter and full year 2012 results.

“2012 marked another year of strategic progress and strong financial performance for CDW,” said Thomas E. Richards, chairman and chief executive officer of CDW. “The power of our five customer channels, each generating more than $1 billion in annual sales, and our portfolio of more than 100,000 products was evident again this year as our sales grew faster than the market. We sustained solid profitability through laser-like focus on sales and operating productivity. These results reinforce the strength of our strategy and demonstrate the talent of our coworkers against a challenging backdrop.”

"Fourth quarter results reflect the same factors that drove our success all year. Our diverse channel portfolio helped deliver an overall increase in sales to Corporate customers as growth in our Medium and Large business channel offset a slight decline in Small business. Public results were led by strong sales to Healthcare and State and Local government customers. Balanced performance inside our product suite helped drive mid-single digit growth in hardware and software sales and high single digit growth in services."

“Strong operating results drove excellent cash flow which enabled us to continue to strengthen our balance sheet,” said Ann E. Ziegler, CDW’s chief financial officer. “Over the past five years, our debt less cash has declined by $869 million from $4.60 billion to $3.73 billion,” added Ziegler.

“We intend to continue to profitably outpace market growth and enhance our financial position in 2013 by following the same formula that delivered our success in 2012. We will leverage the power of our diversified channel and product portfolio and make disciplined investments in our Cloud, Mobility and converged data center solutions. We will continue to drive sales and productivity and judiciously invest in our selling and services capabilities," concluded Richards.

For the year ended December 31, 2012, average daily sales increased 5.9 percent compared to the year ended December 31, 2011. Net sales increased 5.5 percent compared to 2011, reflecting one less selling day in the year ended December 31, 2012. Gross profit increased 5.4 percent for the year, with a gross profit margin of 16.5 percent in both 2011 and 2012. For the year ended December 31, 2012, Adjusted EBITDA increased 6.9 percent and Adjusted EBITDA margin was 7.6 percent of net sales. Year-end coworker count for 2012 was 6,804 versus 6,745 at the end of 2011.

Full Year 2012 Highlights:

Total net sales in 2012 were $10.128 billion compared to $9.602 billion in 2011, an increase of 5.5 percent. Average daily sales in 2012 were $39.9 million compared to $37.7 million in 2011, representing a 5.9 percent increase. There was one less selling day in 2012, with 254 selling days in 2012 versus 255 selling days in 2011.

  Total Corporate segment net sales in 2012 were $5.513 billion compared to $5.334 billion in 2011, representing an increase of 3.3 percent. Average daily sales in 2012 were $21.7 million compared to $20.9 million in 2011, representing a 3.8 percent increase. Sales growth was led by the Medium/Large channel.
  Total Public segment net sales in 2012 were $4.023 billion compared to $3.757 billion in 2011, representing an increase of 7.1 percent. Average daily sales in 2012 were $15.8 million compared to $14.7 million in 2011, representing an increase of 7.5 percent. The Public segment was led by strong sales growth to Healthcare and State and Local government customers.
  Total “Other” segment net sales, comprised of CDW’s Canadian operations and Advanced Services business, were $592.4 million in 2012 compared to $510.8 million in 2011, representing an increase of 16.0 percent. Average daily sales in 2012 were $2.3 million compared to $2.0 million in 2011, representing a 16.4 percent increase. Sales for Canada (in US dollars) and Advanced Services together represented 5.8 percent of total net sales in 2012.

Gross profit in 2012 was $1.670 billion compared to $1.584 billion in 2011, representing an increase of 5.4 percent. Gross profit margin was 16.5 percent in both 2011 and 2012. The increase in gross profit resulted from higher sales.

Total selling and administrative expenses, including advertising expense, were $1.159 billion in 2012 compared to $1.113 billion in 2011, representing an increase of 4.2 percent. This increase was primarily driven by higher coworker compensation, including variable compensation related to increased sales and gross profit, and advertising.

Adjusted EBITDA was $766.6 million in 2012 compared to $717.3 million in 2011, representing an increase of 6.9 percent. Adjusted EBITDA margin was 7.6 percent in 2012 compared to 7.5 percent in 2011.

Net Income was $119.0 million in 2012, which included an after-tax charge of $10.5 million for debt extinguishment related to the repurchase and refinancing of debt, compared to prior year net income of $17.1 million, which included an after-tax charge of $72.5 million for debt extinguishment. Interest expense for 2012 totaled $307.4 million, 5.2 percent below our interest expense in 2011, reflecting lower debt levels and interest rates. Debt less cash was $3.73 billion at year-end 2012, down $233 million from $3.97 billion at year-end 2011.

Fourth Quarter of 2012 Highlights:

Total net sales in the fourth quarter of 2012 were $2.601 billion compared to $2.479 billion in the fourth quarter of 2011, an increase of 4.9 percent. Average daily sales in the fourth quarter of 2012 were $41.3 million compared to $39.4 million in the fourth quarter of 2011, representing a 4.9 percent increase. There were 63 selling days in both the fourth quarter of 2012 and 2011.

  Total Corporate segment net sales in the fourth quarter of 2012 were $1.443 billion compared to $1.386 billion in the fourth quarter of 2011, representing an increase of 4.1 percent. Average daily sales in the fourth quarter of 2012 were $22.9 million compared to $22.0 million in the fourth quarter of 2011. Sales growth in the Corporate segment was driven by performance in the Medium/Large sales channel which offset a slight reduction in sales to the Small Business channel.
  Total Public segment net sales in the fourth quarter of 2012 were $1.001 billion compared to $959.0 million in the fourth quarter of 2011, representing an increase of 4.4 percent. Average daily sales in the fourth quarter of 2012 were $15.9 million compared to $15.2 million in the fourth quarter of 2011. The Public segment was led by strong performance in the Healthcare sales channel, as well sales to State and Local Government customers.
  Total “Other” segment net sales, comprised of CDW’s Canadian operations and Advanced Services business, were $156.9 million in the fourth quarter of 2012 compared to $133.9 million in the fourth quarter of 2011, representing an increase of 17.1 percent. Sales for Canada (in US dollars) and Advanced Services represented 6.0 percent of total net sales in the fourth quarter of 2012.

Gross profit for the fourth quarter of 2012 was $425.4 million compared to $412.3 million in the fourth quarter of 2011, representing an increase of 3.2 percent. Gross profit margin was 16.4 percent in the fourth quarter of 2012 compared to 16.6 percent in the same period of 2011, which benefitted from hard disk drive pricing due to supply chain disruption from the flooding in Thailand.

Total selling and administrative expenses, including advertising expense, were $294.5 million in the fourth quarter of 2012 compared to $301.2 million in the fourth quarter of 2011, representing a decrease of 2.2 percent. Lower total selling and administrative expenses in the fourth quarter of 2012 were primarily driven by lower costs related to bonus compensation tied to Adjusted EBITDA.

Adjusted EBITDA was $195.0 million in the fourth quarter of 2012 compared to $174.2 million in the fourth quarter of 2011, representing an increase of 12.0 percent. Adjusted EBITDA margin was 7.5 percent in the fourth quarter of 2012 compared to 7.0 percent in the fourth quarter of 2011.

Net Income was $33.3 million for the fourth quarter of 2012, up from 2011’s fourth quarter net income of $19.0 million. Interest expense was $74.9 million in the fourth quarter of 2012, down 7.4 percent from $80.9 million in the fourth quarter of 2011, reflecting lower debt levels.

Forward Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, CDW’s substantial indebtedness; restrictions imposed by agreements relating to CDW’s indebtedness on its operations and liquidity; changes in economic conditions; decreases in spending on technology products by CDW’s customers; CDW’s relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW’s vendor partners; substantial competition that could reduce CDW’s market share; the continuing development, maintenance and operation of CDW’s information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW’s customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW’s primary facilities or customer data centers; CDW’s dependence on commercial delivery services; CDW’s exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW’s operating results; current and future legal proceedings and audits; and other risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income for the three months and years ended December 31, 2012 and 2011 are provided in the attached schedules. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 31 on Forbes’ list of America’s Largest Private Companies and No. 270 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,800 coworkers. For the year ended December 31, 2012, the company generated net sales of $10.1 billion. For more information, visit www.CDW.com.

A live web cast of CDW’s management discussion of the fourth quarter and full year 2012 results will be available at www.cdw.com/investor. The web cast will begin today, February 13, 2013, at 11:00 a.m. ET / 10:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions) (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change(1)

Net sales	$2,601.0	$2,479.3	4.9%	$10,128.2	$9,602.4	5.5%
Cost of sales	2,175.6	2,067.0	5.2	8,458.6	8,018.9	5.5

Gross profit	425.4	412.3	3.2	1,669.6	1,583.5	5.4

Selling and administrative expenses	261.4	265.4	(1.5)	1,029.5	990.1	4.0
Advertising expense	33.1	35.8	(7.5)	129.5	122.7	5.6

Income from operations	130.9	111.1	17.8	510.6	470.7	8.5

Interest expense, net	(74.9)	(80.9)	(7.4)	(307.4)	(324.2)	(5.2)
Net loss on extinguishments of long-term debt	(7.8)	-	nm*	(17.2)	(118.9)	(85.5)
Other (expense) income, net	(0.1)	(0.3)	(42.2)	0.1	0.7	(80.7)

Income before income taxes	48.1	29.9	60.2	186.1	28.3	nm*

Income tax expense	(14.8)	(10.9)	35.3	(67.1)	(11.2)	nm*

Net income	$33.3	$19.0	74.4%	$119.0	$17.1	nm* %

* Not meaningful

(1)	There were 254 selling days in the year ended December 31, 2012, compared to 255 selling days in the year ended December 31, 2011. On an average daily basis, net sales increased 5.9%.

CDW CORPORATION AND SUBSIDIARIES EBITDA AND ADJUSTED EBITDA (dollars in millions) (unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2012 and 2011 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change

Net income	$33.3	$19.0		$119.0	$17.1
Depreciation and amortization	51.1	51.3		210.2	204.9
Income tax expense	14.8	10.9		67.1	11.2
Interest expense, net	74.9	80.9		307.4	324.2
EBITDA	174.1	162.1		703.7	557.4
Adjustments:
Non-cash equity-based compensation	4.1	7.2		22.1	19.5
Sponsor fee	1.2	1.3		5.0	5.0
Consulting and debt-related professional fees	-	0.4		0.6	5.1
Net loss on extinguishments of long-term debt	7.8	-		17.2	118.9
Other adjustments (1)	7.8	3.2		18.0	11.4
Adjusted EBITDA	$195.0	$174.2	12.0%	$766.6	$717.3	6.9%

(1) Other adjustments include certain retention costs, equity investment income/losses and a litigation loss in the fourth quarter of 2012.

CDW CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in millions) (unaudited)

	December 31,
	2012	2011
Assets

Current assets:
Cash and cash equivalents	$37.9	$99.9
Accounts receivable, net of allowance for doubtful accounts of $5.4 and $5.4, respectively	1,265.1	1,254.9
Merchandise inventory	314.6	321.7
Miscellaneous receivables	148.5	143.6
Deferred income taxes	14.1	24.6
Prepaid expenses and other	34.6	34.7
Total current assets	1,814.8	1,879.4

Property and equipment, net	142.7	154.3
Goodwill	2,209.3	2,208.4
Other intangible assets, net	1,478.5	1,636.0
Deferred financing costs, net	53.2	68.5
Other assets	1.6	3.0
Total assets	$5,700.1	$5,949.6

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable - trade	$518.6	$517.8
Accounts payable - inventory financing	249.2	278.7
Current maturities of long-term debt	40.0	201.0
Accrued expenses and other liabilities	340.5	343.8
Total current liabilities	1,148.3	1,341.3

Long-term liabilities:
Debt	3,731.0	3,865.0
Deferred income taxes	624.3	692.0
Other liabilities	60.0	58.6
Total long-term liabilities	4,415.3	4,615.6

Total shareholders’ equity (deficit)	136.5	(7.3)
Total liabilities and shareholders’ equity (deficit)	$5,700.1	$5,949.6

CDW CORPORATION AND SUBSIDIARIES NET SALES DETAIL (dollars in millions) (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change (1)	2012	2011	% Change	Average Daily % Change (2)
Corporate:
Medium / Large	$1,178.5	$1,118.6	5.4%	$4,448.5	$4,287.1	3.8%	4.2%
Small Business	264.3	267.8	(1.3)	1,064.3	1,047.3	1.6	2.0
Total Corporate	$1,442.8	$1,386.4	4.1%	$5,512.8	$5,334.4	3.3%	3.8%

Public:
Government	$404.9	$427.4	(5.3)%	$1,394.1	$1,343.5	3.8%	4.2%
Education	226.4	224.1	1.1	1,192.3	1,197.7	(0.4)	(0.1)
Healthcare	370.0	307.5	20.3	1,436.6	1,216.0	18.1	18.6
Total Public	$1,001.3	$959.0	4.4%	$4,023.0	$3,757.2	7.1%	7.5%

Other	$156.9	$133.9	17.1%	$592.4	$510.8	16.0%	16.4%

Total Net Sales	$2,601.0	$2,479.3	4.9%	$10,128.2	$9,602.4	5.5%	5.9%
(1)	There were 63 selling days in both the three months ended December 31, 2012 and 2011.
(2)	There were 254 selling days in the year ended December 31, 2012, compared to 255 selling days in the year ended December 31, 2011.

CDW CORPORATION AND SUBSIDIARIES DEBT AND WORKING CAPITAL INFORMATION (dollars in millions) (unaudited)

	December 31,
	2012	2011

Debt and ABL Revolver Availability
Cash and cash equivalents	$37.9	$99.9
Total debt – GAAP basis	$3,771.0	$4,066.0
Total debt – Term Loan basis (1)	$4,015.3	$4,314.3
Senior secured debt – Term Loan basis (1)	$1,840.5	$2,048.2
Outstanding borrowings under ABL Revolver	$-	$-
Borrowing base under ABL Revolver (2)	$1,018.2	$1,072.1
ABL Revolver availability	$622.4	$679.3
Cash plus ABL Revolver availability	$660.3	$779.2

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.4	2.7
Maximum allowed senior secured leverage ratio	6.75	7.25
Total net leverage ratio	5.2	5.9

Working Capital
Days of sales outstanding (DSO) (3)	42	44
Days of supply in inventory (DIO) (3)	14	15
Days of purchases outstanding (DPO) (3)	(32)	(32)
Cash conversion cycle (3)	24	27
(1)	As defined under our Term Loan agreement. Includes amounts owed under certain inventory financing agreements and excludes unamortized debt premiums.
(2)	Amount in effect at quarter end.
(3)	Based on a rolling three month average.

CDW CORPORATION AND SUBSIDIARIES CASH FLOW INFORMATION (dollars in millions) (unaudited)

	Year Ended December 31,
	2012	2011

Cash flows from operating activities	$317.4	$214.7

Cash flows from investing activities	(41.7)	(56.0)

Net change in accounts payable - inventory financing	(29.5)	250.5
Other cash flows from financing activities	(308.5)	(345.9)
Cash flows from financing activities	(338.0)	(95.4)

Effect of exchange rate changes on cash and cash equivalents	0.3	-
Net (decrease) increase in cash and cash equivalents	(62.0)	63.3
Cash and cash equivalents – beginning of period	99.9	36.6
Cash and cash equivalents – end of period	$37.9	$99.9

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$(302.7)	$(332.9)
Taxes (paid) refunded, net	$(123.2)	$20.9

CONTACT:

CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743
mediarelations@cdw.com